UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 29, 2006

RONCO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-27471	84-1148206
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

61 Moreland Road, Simi Valley, California 93065-1662
(Address of Principal Executive Offices/Zip Code)

(805) 433-1030
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of September 29, 2006, Paul Kabashima’s appointment as Ronco Corporation’s (the “Company”) interim Chief Financial Officer ended and Ronald C. Stone was appointed the Company’s Chief Financial Officer. Mr. Kabashima remains the Company’s President, Chief Executive Officer and Chief Operating Officer.

Ronald C. Stone, age 48, served as the Company’s Vice President of Finance and Corporate Controller from September 2005 to September 2006. From May 2005 to August 2005, Mr. Stone served as the named principle of Stone Consulting, a provider of business consulting services. Mr. Stone served as the Chief Financial Officer and Chief Operating Officer of Jill Kelly Productions, Inc., a production company, from September 2003 to April 2005. From May 2002 to August 2003, Mr. Stone served as the Controller of Jill Kelly Productions. Mr. Stone served as Chief Financial Officer of Linear Industries, Ltd. and Lintech Motion Control, Inc., which are each manufacturing and engineering companies in the motion control field, from January 1997 to April 2002. Mr. Stone received a B.A. in History from the University of California, Los Angeles and is a certified public accountant.

Mr. Stone is employed on an “at will” basis subject to a 30-day notice provision for termination without cause. Mr. Stone’s base salary is $235,000 per year. On September 29, 2006, the Company granted a “stay” bonus to Mr. Stone in the amount of $50,000. The “stay” bonus is to be paid pro rata over the period from August 9, 2006 through December 31, 2006 in accordance with the Company’s regular payroll practices. The Company has also established a performance bonus for Mr. Stone in the amount of $40,000, which will be earned only upon the achievement of certain performance targets.

There are no understandings or arrangements between Mr. Stone and any other person pursuant to which Mr. Stone was selected as an officer. Mr. Stone does not have any family relationship with any director, executive officer or person nominated or chosen by the Company's Board of Directors to become a director or executive officer. Additionally, Mr. Stone has never entered into a transaction with the Company, nor is there any proposed transaction between the Company and Mr. Stone.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RONCO CORPORATION

Date: October 5, 2006	By:	/s/ Paul Kabashima
Paul Kabashima
Interim President and Interim Chief Executive Officer